EXHIBIT 10.32

LICENSE AGREEMENT

This License Agreement, entered into as of April 23, 2002, (“Effective Date”) is made by and between Active Biotech AB (publ), a Swedish company having registration number 556223-9227 and having its registered office at Scheelevägen 22, SE-220 07 Lund, Sweden (“Active”), and OXiGENE Inc., a company duly organized and existing under the laws of the state of Delaware in the United States and having offices at 321 Arsenal Street, Watertown, Massachusetts, U.S.A. 02472, for and on behalf of itself and its Affiliates (“OXiGENE”).

This agreement witnesses that, whereas:

A.	OXiGENE has certain intellectual property rights, including patents, covering the cancer and anti-inflammatory properties of declopramide.

B.	Active wishes to develop the substance declopramide for use in any indication.

C.	OXiGENE now wishes to license to Active the intellectual property rights relevant to the substance declopramide and Active is interested in obtaining such a license for the purpose of developing, testing and commercially exploiting declopramide. In addition, in order to facilitate such exploitation, OXiGENE will provide Active with certain declopramide documentation and substance.

Now therefore, in consideration of the mutual promises and covenants of the parties set out in this Agreement, the receipt and sufficiency of which is acknowledged by the parties, OXiGENE and Active agree as follows:

1.	Definitions

1.1	In this Agreement the following terms shall have the following meanings whenever such terms are used in their capitalized form:

1.1.1	Affiliate(s) means any corporation or other business entity which is part of the same enterprise grouping as OXiGENE or Active, as the ease may be, and of which OXiGENE or Active has at least majority ownership or controls at least a majority of the voting shares.

1.1.2	Agreement means this agreement, all annexes, exhibits and additions to this agreement, and all modifications, amendments, extensions and renewals of this agreement.

1.1.3	License Field means all applications of declopramide (3-chloroprocainamide) in any form, including N-acetyl declopramide and other analogs, such applications to include use of declopramide (3-chloroprocainamide) or its analogs for diagnostic, therapeutic, or vaccine products or services relating to any diseases or indications.

1.1.4	Licensed Product means any pharmaceutical product, the manufacture, sale or use of which in the jurisdiction in which it is manufactured or sold would infringe a Valid Claim of any Licensed Patent.

1.1.5	Net Sales means the gross sales revenues received by Active or its Affiliates in respect of sales by Active or its Affiliates of Licensed Products less (i) reasonable, customary and usual trade or quantity discounts actually taken by customers, (ii) sales, use, value-added and excise taxes imposed and paid in respect of sales of Products and included in the invoice price, and (iii) refunds for customer returns.

1.1.6	Licensed Patents shall mean the letters patent and patent applications set forth on the attached Annex 1, as amended from time to time by written agreement of the Parties, as well as any and all substitutions, extensions, renewals, continuations, continuations-in-part, divisions, patents-of-addition and/or reissues thereof and all foreign and/or PCT counterparts thereto.

1.1.7	Royalty means the royalty payable by Active to OXiGENE pursuant to paragraph 3.1 of this Agreement.

1.1.8	Valid Claim shall mean (i) a pending claim in any patent application, or (ii) a claim of any issued letters patent that, in each case, has not been held invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and that is not admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	Grant of License

2.1	Subject to the terms and conditions of this Agreement, OXiGENE hereby grants Active, and Active hereby accepts, the world-wide, exclusive right and license to use and practice under the Licensed Patents in the Licensed Field, to research, develop, manufacture, use, market, distribute, and sell Licensed Products during the term of this Agreement.

2.2	Active is authorized to sub-license its rights and obligations under this Agreement, provided Active remains liable for performance by all sublicensees of all obligations sub-licensed under this Agreement, and provided Active shall give OXiGENE written notice of such sublicenses and the identity of such sublicensees.

2.3	Promptly upon execution of this Agreement, and throughout the Term of this Agreement, OXIGENE will supply Active with all documentation in its possession relating to the Licensed Products that has not previously been disclosed and that is useful to enable Active to develop, manufacture, register and sell Licensed Products.

At Active’s request OXiGENE will reasonably assist Active in the forthcoming contacts with the FDA.

2.4	Active may order in writing, with commercially reasonable advance notice, and OXiGENE shall, at its fully loaded cost, supply to Active, such quantities of declopramide substance as OXiGENE has in its stock at the time it receives said order. OXiGENE shall have no obligation to supply quantities in excess of what OXiGENE may have in stock. Active shall pay all shipping costs and assume all risks of loss associated with said orders.

2.5	Active, at its expense, shall use diligent efforts to expeditiously undertake all commercially reasonable activities necessary to (i) identify a Licensed Product, (ii) conduct research and development activities with respect to a Licensed Product, and (iii) seek Regulatory Approval for and market one or more Licensed Product in the United States, Canada, Major European Countries (including without limitation the countries in the European Union), and Japan (“Major Markets”). Without limiting the foregoing, Active shall achieve the following objectives within the time period designated below following the execution of this Agreement:

(a)	within twenty-four months of the Effective Date, complete all animal toxicity tests required in connection with securing regulatory approval of clinical evaluation of a Licensed Product, and

(b)	within thirty-six months of the Effective Date, initiate and thereafter diligently pursue Phase I clinical evaluations of a Licensed Product and in connection therewith take all actions necessary as determined by the relevant regulatory authority, and

(c)	within one year after successful completion of Phase I clinical trials, initiate and thereafter diligently pursue Phase II clinical evaluations of a Licensed Product and in connection therewith take all actions necessary as determined by the relevant regulatory authority, and

(d)	within one year after regulatory approval for commercialization of a Licensed Product in any country, introduce Licensed Product for commercial sale in a country in a Major Market.

3.	Payment of Royalty

3.1	Active shall pay to OXiGENE (a) a royalty equal to three and one half percent (3.5%) of Net Sales and (b) nine percent (9%) of all revenues, receipts, monies, and the fair market value of all other consideration directly or indirectly received whether by way of cash or credit or any barter or concession, including but not limited to down-payments, milestone and like payments, and royalties, received by Active from its sub-licensees in respect of Licensed Products (collectively or individually, the amounts in (a) and (b) are referred to herein as “Royalty”).

3.2	The Royalty shall be calculated and payable quarterly in arrears, commencing on the last day of the first month after the Effective Date of this Agreement in which a sale or transfer for consideration of or any receipt of consideration in respect of a Licensed Product as described in 3.1 above occurs.

3.3	Within forty-five days of each calendar quarter end, Active shall pay Royalty and shall provide an accounting and reasonable supporting documentation of Licensed Product sales and receipts from sublicensees in sufficient detail as to permit calculation of the Royalty due, or shall provide a statement that no Licensed Product sties or receipts occurred, as the case may be.

3.4	Active shall pay Royalty in the currency of Euro (€), shall pay Royalty net of withholding or any other tax applicable, and shall pay late charges on overdue Royalty at the rate of one percent (1%) per month, compounded monthly, until paid.

3.5	Active shall keep proper books and records with reasonably detailed information concerning all Licensed Product sales and sublicenses and receipts from sublicenses, including all information and supporting documentation relating to Royalty amounts and shall permit OXiGENE to inspect them once per year (or more often, if any dispute arises) during the term of this Agreement and up to three years after the termination of this Agreement, during normal business hours upon reasonable notice at OXiGENE’s expense, unless such accounting demonstrates underpayment by Active in excess of five percent (5%) of the amount due, in which case Active shall reimburse OXiGENE for the costs of the audit, and shall promptly pay the amount of the deficiency and any late payments thereon.

4.	Patent Rights

4.1	Subject to this paragraph, OXiGENE shall take all reasonable steps necessary to prosecute and maintain its rights to and the validity and subsistence of the Licensed Patents. OXiGENE shall direct its counsel to provide Active with copies of all relevant documentation so that Active may be informed and apprised of the continuing prosecution and any related proceedings and Active shall keep this documentation confidential. It is understood by Active that OXiGENE counsel takes instructions only from OXiGENE. However, OXiGENE shall use all reasonable efforts to amend any patent application to include claims reasonably requested by Active as long as such amendments are approved by OXiGENE.

4.2	As of the Effective Date the costs of preparing, filing, prosecuting, and maintaining all Licensed Patents shall be borne by Active. These costs include any patent prosecution costs that are incurred for appeals, re-examinations, reissues, or interferences as well as the maintenance of all existing and future patents.

4.3	Active shall at any time have the right to terminate its rights to a Licensed Patent by notifying OXiGENE in writing. Five (5) days after such notification Active’s obligation to cover any costs relating to the terminated Licensed Patent will expire.

4.4	Costs pursuant to Section 4.2 that are billed by OXiGENE’s counsel shall be rebilled to Active and shall be due within 30 days of rebilling by OXiGENE. Active shall pay all such costs directly to OXiGENE.

4.5	In each case that OXiGENE decides not to prosecute and maintain any patent application or patent which makes up the Licensed Patents, it shall promptly notify Active and Active shall have the option to have the subject patent right in that specific territory assigned to it by OXiGENE at Active’s expense and thereafter to prosecute and maintain the right itself. OXiGENE will do all acts and execute all documents reasonably necessary for the purposes of this paragraph. All such rights in such territory assigned to Active under this paragraph shall thereafter be excluded from the definition of Licensed Patents for the purposes of this Agreement.

4.6	Active hereby acknowledges that the Licensed Patents are the property of OXiGENE. Active shall not do any act in derogation of the rights of OXiGENE in the Licensed Patents.

4.7	In the event Active disputes or challenges the validity or subsistence of any of the patent rights which make up the Patents, OXiGENE may terminate this Agreement upon 180 days’ written notice to Active in respect of each such patent right unless Active prior to the expiration of any such 180 days’-period has withdrawn any invalidity action and ceased any actions taken to dispute or challenge or in any way derogate the Patent Rights.

5.	Infringement by third parties

5.1	The parties shall promptly notify one another of all actual or suspected infringements or other unauthorised use of the Licensed Patents of which they become aware.

(a)	In connection with any infringement or unauthorised use of the Licensed Patents affecting or potentially affecting the interests of both parties, the parties shall consult with one another and, acting reasonably, take such action as they mutually decide. The parties shall mutually determine and agree in writing as to which party shall control the conduct of such action, and the proportionate share to be paid by each party of all costs and expenses of such action. Each party shall be entitled to all recoveries or compensation which results from such action in proportion to their respective interests and responsibilities therein, as follows: First, to reimburse the Parties for their respective costs and expenses (including reasonable attorneys’ fees and costs) incurred in prosecuting such enforcement action;

(b)	Second, any amounts remaining shall be allocated as follows: (a) to the Party bringing such suit or proceeding or taking such other legal action, one hundred percent (100%) (b) if the suit is brought jointly, fifty percent (50%) to each Party.

If a Party brings any such action or proceeding hereunder, the other Party agrees to be joined as party plaintiff if necessary to prosecute such action or proceeding, and to give the Party bringing such action or proceeding reasonable assistance and authority to file and prosecute the suit; provided, however, that neither Party shall be required to transfer any right, title or interest in or to any property to the other Party or any Third Party to confer standing on a Party hereunder.

5.2	OXiGENE elects to take no action in connection with any infringement or unauthorised use that materially affects rights granted to Active under this Agreement, and if Active determines that such action should be taken, and it is commercially reasonable for such action to be taken, Active may take whatever commercially reasonable action Active wishes in order to protect its interests in the Licensed Products in connection with the infringement or unauthorised use and the patent right or rights which are the subject of said infringement or unauthorised use shall thereafter be excluded from the definition of Licensed Patents for the purposes of the definitions of Net Sales and Licensed Products only as used in paragraph 3.1 of this Agreement. Active shall have sole conduct of such action, shall bear all costs and expenses of such action and shall be entitled to all recoveries or compensation which results from such action, provided OXiGENE shall be paid any Royalty due but for the infringement or the legal action related thereto.

6.	Infringement by Active

6.1	If legal action, alleging the infringement or unauthorised use by Active of a third party’s technology, is threatened or commenced against Active as a result of its authorized use of the Licensed Patents pursuant to this Agreement, OXiGENE shall have no obligation to take any action or do any act in respect thereof, other than to reasonably assist Active, at Active’s request and expense, in Active’s defence, if any, of such claims.

7.	Indemnity, Warranty and Disclaimer

7.1	Active shall defend, indemnify and hold harmless OXiGENE from and against all claims, actions or judgements and all losses, costs and expenses, including legal costs, arising in connection with Active’s use of the Licensed Patents or the manufacture, use, marketing, distribution, and sale of Licensed Products.

7.2	Active warrants that it will use the Licensed Patents only as authorized under this Agreement and will follow all applicable standards, specifications, laws, regulations, guidelines and rules.

7.3	OXiGENE makes no representation or warranty to Active or anyone else with respect to the validity, scope, or use of the Licensed Patents or the manufacture, use, marketing, distribution, and sale of Licensed Products by Active pursuant to this Agreement and disclaims all liability in connection therewith.

8.	Confidentiality

8.1	In this part the following terms shall have the following meanings whenever such terms are used in their capitalized form:

8.1.1	Confidential Information means any information which was not or is not in the public domain at the time of its disclosure and which is communicated in any way or form by either party to the other, either before or after the date of this Agreement, whether or not such information is identified as confidential.

8.1.2	Disclosing Party means the party making disclosure of or otherwise communicating Confidential Information to the other party.

8.1.3	Recipient means the party receiving or otherwise obtaining Confidential Information from the other party.

8.2	The provisions of this Part shall supersede and replace any confidentiality agreement previously entered into between the parties regarding the subject matter of this Agreement.

8.3	Confidential Information shall be and remain the confidence, secret and property of the Disclosing Party. The Recipient shall obtain no right of any kind in Confidential Information other than the right to use it for the purposes of this Agreement.

8.4	Confidential Information shall be used by the Recipient only for the purposes of this Agreement.

8.5	Confidential Information shall be kept strictly confidential by the Recipient and shall not be disclosed to any third party by the Recipient, other than with the prior, written permission of the Disclosing Party or as may be required by law.

8.6	The Recipient may disclose Confidential Information only to those of its directors, officers, employees and agents who are involved in performing the Recipient’s obligations under this Agreement; and the Recipient shall ensure that they use the Confidential Information only for the purposes of and in accordance with this Agreement and that they do not make any copies of or extracts from the Confidential Information, except as authorized by the Disclosing Party in writing or as necessitated by the requirements of this Agreement.

8.7	The obligations of confidence, non-use and non-disclosure set out in this Part shall not apply to any information that is:

(a)	information which the Recipient can establish was known to the Recipient prior to its disclosure hereunder;

(b)	information which is or becomes generally available to the public through no act or omission of the Recipient;

(c)	information which is rightfully received by the Recipient from a third party who is not under an obligation of confidentiality; or

(d)	information which is specifically released, in writing, from the scope of this Agreement by the Disclosing Party.

8.8	The obligations of the parties under this Part shall survive the expiry or termination of this Agreement and shall remain binding upon the parties, unless otherwise agreed, for a period of five years thereafter.

9.	Term and Termination

9.1	This Agreement shall come into force as of the Effective Date, unless earlier terminated in accordance with the provisions of this Agreement, shall expire upon the expiry of the last to expire patent right which makes up the Licensed Patents in any country.

9.2	Active may terminate this Agreement by three (3) months’ written notice at any time. Any such termination shall not absolve Active of its obligation to accrue and pay royalties under the provisions of Clause 3 of this Agreement or make any other payments or perform any other obligations that have accrued up to the time of termination.

9.3	Termination for Breach. Subject to the other terms of this Agreement, this Agreement and the rights and options granted herein may be terminated by either Party upon any material breach by the other Party of any material obligation or condition, effective thirty (30) days after giving written notice to the breaching Party of such termination in the case of’ a payment breach and ninety (90) days after giving written notice to the breaching Party of such termination in the case of any other breach, which notice shall describe such breach in reasonable detail. The foregoing notwithstanding, if such default or breach is cured or shown to be non-existent within the aforesaid thirty (30) or ninety (90) day period, the notice shall be automatically withdrawn and of no effect.

9.4	Termination for Bankruptcy. In the event that either Party files for protection under bankruptcy laws, makes an assignment for the benefit of creditors, appoints or suffers appointment of a receiver or trustee over its property, files a petition under any bankruptcy or insolvency act or has any such petition filed against it which is not discharged within sixty (60) days of the filing thereof, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

9.5	Effects of Termination. Upon any termination of this Agreement by OXiGENE, as of the effective date of such termination, (a) all relevant licenses and sublicenses granted by OXiGENE to Active hereunder shall terminate automatically. Notwithstanding the foregoing, (a) no such termination of this Agreement shall be construed as a termination of any valid sublicense of any Sublicensee hereunder, and thereafter each such Sublicensee shall be considered a direct licensee of OXiGENE, provided that (i) such Sublicensee is then in full compliance with all terms and conditions of its sublicense, (ii) all accrued payments obligations to OXiGENE have been paid, and (iii) such Sublicensee agrees in writing to assume all applicable obligations of Active under this Agreement.

9.6	Remedies. Except as otherwise expressly set forth in this Agreement, the termination provisions of this Section are in addition to any other relief and remedies available to either Party at law.

10.	General stipulations

10.1	For good and valid commercial reasons, the parties shall keep the terms of this Agreement confidential and shall make no disclosure of its contents other than as may be agreed by both parties in writing, required by law or by a relevant stock exchange, or required by either party to enforce its rights hereunder. In all public disclosure of information concerning Licensed Products Active shall identify OXiGENE as the licensor of intellectual property covering the Licensed Products. The parties shall agree in advance of the contents of any press release or other material publication or disclosure relating to this Agreement.

10.2	If any provision of this Agreement should as a matter of law be or become void or unenforceable, this Agreement shall be construed as if such provision was not contained herein and the remainder of this Agreement shall remain in full force and effect.

10.3	In the event that any strike, lockout, other industrial disturbance, epidemic, landslide, lightning, earthquake, fire, storm, flood, drought, other act of God, rebellion, war, civil disturbance, act of terrorism, explosion, or act or decision of any governmental authority or court of law renders impossible the performance of any of the obligations of the parties or either of them under this Agreement, the party or parties affected shall be excused the performance of the relevant obligation or obligations upon notifying the other party in writing, giving a detailed explanation of the occurrence in question. Upon the giving of such a notice, the performance of the party giving notice shall be abated only to the extent and for so long as performance remains impossible. Except for the payment of money, neither party shall be required to make up any performance that is abated in accordance with this paragraph.

10.4	This Agreement may not be assigned by either party without prior, written notice to the other party.

10.5	In entering into and carrying out their obligations under this Agreement, the parties are independent contractors and shall have no power or authority, express or implied, to bind the other party, act on the other party’s behalf, or in any way enter into or incur any liability for or on behalf of the other party, and nothing in this Agreement shall be construed as giving rise to a relation of partnership or agency between the parties.

10.6	Any disagreement or dispute which may arise between the parties in relation to or connection with this Agreement shall be settled amicably and expeditiously by good faith negotiation. Any such dispute which cannot be so settled within 30 days after the commencement of negotiation shall be referred to non-binding mediation by a single, independent mediator who is an experienced in business relations of the type of this Agreement, to be appointed by agreement of the parties. Any such dispute which cannot be so settled within 45 days of the appointment of the mediator shall be referred to and finally settled by arbitration by three arbitrators, one to be appointed by each party and the third to be appointed by the first two, in accordance with the arbitration rules of the Stockholm Chamber of

Commerce. All decisions, determinations arid rulings of the arbitrators shall be final and shall be fully and irrevocably accepted by the parties. Arty such arbitration shall be held in Stockholm, Sweden, The parties shall use their best efforts to conduct all dispute resolution procedures under this Agreement as expeditiously, efficiently and cost-effectively as possible.

10.7	This Agreement shall be governed by the laws of Sweden, in respect of all matters, including without limitation the execution, interpretation and performance of this Agreement.

10.8	All notices and payments required or permitted by this Agreement shall be delivered to the relevant party as noted below, and either party may, in writing, change the address to which notices may be given.

If to Active:

Attn: President & CEO

Scheelevägen 22

SE-220, 07 Lund

Sweden

With a copy to: General Counsel, same address.

If to OXiGENE:

OXiGENE Inc.

Attn: President

321 Arsenal Street, Watertown

MA 02472

USA

10.9	This Agreement constitutes the entire agreement between the parties concerning the subject matter of this Agreement and any representation, promise or condition not incorporated in this Agreement shall not be binding upon either party. No amendment, modification or addition to this Agreement shall be binding on the parties unless made in writing and executed by both parties.

IN WITNESS WHEREOF the parties have executed two (2) copies of this Agreement, each of which shall be considered an original.

Active Biotech AB (Publ)	OXiGENE, Inc.

/s/ Sven Andreasson	/s/ Frederick W. Driscoll
Authorised signatory	Authorised signatory

Sven Andreasson	Frederick W. Driscoll
Print name	Print name

President & CEO	President & CEO
Title	Title

Annex 1

LICENSED PATENTS

1.	U.S. Patent Application No. 08/807,497, filed by Ronald W. Pero et al., entitled “Use of Aryl N-Substituted Carboxamides To Kill Tumors” (C&D Docket 49989A).

2.	Canadian Patent Application No. 2,248,109, filed by Ronald W. Pero et al., entitled “Use of Aryl N-Substituted Carboxamides to Kill Tumors” (C&D Docket 49989A).

3.	European Patent Application No. 97/915884.7, filed by Ronald W. Pero et al., entitled “Use of Aryl N-Substituted Carboxamides to Kill Tumors” (C&D Docket 49989A).

4.	Japanese Patent Application No. 09-531993, filed by Ronald W. Pero et al., entitled “Use of Aryl N-Substituted Carboxamides to Kill Tumors” (C&D Docket 49989A).

5.	U.S. Patent No. 6,028,111, filed by Ronald W. Pero and David Chaplin, entitled “Compositions and Use of Benzamides and Nicotinamides as Anti-Inflammatory Agents” (C&D Docket 49989B/C).

6.	Canadian Patent Application No. 2,248,125, filed by Ronald W. Pero and David Chaplin, entitled “Compositions and Use of Benzamides and Nicotinamides as Anti-inflammatory Agents” (C&D Docket 49989B/C).

7.	European Patent Application No. 97/908038.9, filed by Ronald W. Pero and David Chaplin, entitled “Compositions and Use of Benzamides and Nicotinamides as Anti-inflammatory Agents” (C&D Docket 49989B/C).

8.	Japanese Patent Application No. 09-531937, filed by Ronald W. Pero And David Chaplin, entitled “Compositions and Use of Benzamides and Nicotinamides as Anti-inflammatory Agents” (C&D Docket 49989B/C).

9.	U.S. Patent No. 6,100,299, filed by Ronald W. Pero, entitled “N-Acetyl 3-Chloroprocainamide, Acid Addition Salts Thereof, And Methods of Use” (C&D Docket 49989D).

10.	Canadian Patent Application No. 2,334,788, filed by Ronald W. Pero, entitled “N-Acetyl 3-Chloroprocainamide, Acid Addition Salts Thereof, And Methods of Use” (C&D Docket 49989D).

11.	European Patent Application No. 99/927305.5, filed by Ronald W. Pero, entitled “N-Acetyl 3-Chloroprocainamide, Acid Addition Salts Thereof, And Methods of Use” (C&D Docket 49989D).

12.	Japanese Patent Application No, 2000-553056, granted to Ronald W. Pero et al., entitled “N-Acetyl 3-Chioroprocainamide, Acid Addition Salts Thereof, And Methods of Use” (C&D Docket 49989D).

13.	U.S. Patent No. 5,340,565, filed by Ronald W. Pero, entitled “Tumor or Cancer Cell Killing Therapy and Agents Useful Therefor” (C&D Docket 26151).

14.	Canadian Patent No. 1,336,409, filed by Ronald W. Pero, entitled “Tumor or Cancer Cell Killing Therapy and Agents Useful Therefor” (C&D Docket 26151).

15.	Danish Patent Application No. 4746/88, filed by Ronald W. Pero, entitled “Tumor or Cancer Cell Killing Therapy and Agents Useful Therefor” (C&D Docket 26151).

16.	European Patent No. 0,305,008, filed by Ronald W. Pero, entitled “Tumor or Cancer Cell Killing Therapy and Agents Useful Therefor” (C&D Docket 26151).

17.	Irish Patent No. 87525, filed by Ronald W. Pero, entitled “Tumor or Cancer Cell Killing Therapy and Agents Useful Therefor” (C&D Docket 26151).

18.	Japanese Patent No. 2,767,590, filed by Ronald W. Pero, entitled “Tumor or Cancer Cell Killing Therapy and Agents Useful Therefor” (C&D Docket 26151).

19.	US Patent No. 5,561,161, filed by Ronald W, Pero, entitled “Methods of Administering and Pharmaceutical Formulations Containing N-Substituted Benzamides And/Or Acid Addition Salts Thereof’ (C&D Docket 45165).

20.	Japanese Patent Application No. 6-259363, filed by Ronald W. Pero, entitled “Methods of Administering N-Substituted Benzamides or Phenothiazines” (C&D Docket 45165).

21.	US Patent Application No. 08/673,341 filed by Ronald W. Pero, entitled “Useful Formulations of Acid Addition Salt Drugs” (C&D Docket 51339).

22.	Canadian Patent Application No. 2,258,965 filed by Ronald W. Pero, entitled “Useful Formulations of Acid Addition Salt Drugs” (C&D Docket 51339).

23.	European Patent Application No. 91/930184.3 filed by Ronald W. Pero, entitled “Useful Formulations of Acid Addition Salt Drugs” (C&D Docket 51339).

24.	Japanese Patent Application No. 10-504223 filed by Ronald W. Pero, entitled “Useful Formulations of Acid Addition Salt Drugs” (C&D Docket 51339).

Page: 1 (4)

Agreement to Amend

License Agreement

This Agreement, dated as of December 1, 2002, is by and between OXiGENE, Inc. 321 Arsenal Street, Watertown, Massachusetts 02472 (“OXiGENE”) and Active Biotech AB (publ), Scheelevägen 22, SE-220 07 Lund, Sweden (“Active”). OXiGENE and Active may be referred to collectively as the “Parties” or individually as a “Party.”

WHEREAS, the Parties entered into a certain License Agreement, dated April 23, 2002;

WHEREAS, the Parties desire to amend and clarify the License Agreement pursuant to Section 4 of such agreement;

NOW THEREFORE for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties mutually agree as follows:

1.	Any defined terms that are not defined in this Agreement shall have the meaning given in the License Agreement.

2.	Section 4.1 of the License Agreement shall be deleted and replaced with the following language:

From and after the effective date of this agreement, Active shall have sole responsibility for preparing, filing, prosecuting, and maintaining all Licensed Patents. OXiGENE shall direct OXiGENE’s counsel to have direct contact with Active, so that all prosecution is in line with Active’s instructions and expectations. OXiGENE receives copies of all correspondence between Active and OXiGENE’s counsel. OXiGENE’s counsel shall be allowed to provide Active with copies of all relevant documentation pertaining to the Licensed Patents and Active shall keep this documentation confidential.

3.	Section 4.3 of the License Agreement shall be deleted and replaced with the following language:

Page: 2 (4)

In the event that Active wishes to abandon the prosecution, maintenance, or enforcement of any Valid Claim(s) of any Licensed Patent other than in the ordinary course of agreeing on the language of claims with any patent office, it shall promptly notify OXiGENE of such wish a minimum of 20 days before the date of any pending response date and shall, if so requested by OXiGENE, execute an instrument canceling the license granted to Active under Section 2 with respect to such Valid Claim(s) and expressly permitting OXiGENE to continue such prosecution, maintenance and/or enforcement, at OXiGENE’s sole cost and expense.

4.	Section 4.4 of the License Agreement shall be deleted and replaced with the following language:

From and after the effective date of this Agreement, Patent Costs pursuant to Section 4.1 and 4.2 shall be billed by OXiGENE’s counsel directly to Active and Active shall assume such costs and expenses.

5.	Annex 1, which is attached hereto, is amended and restated to include the Licensed Patents as of the effective date of this Agreement.

6.	All provisions of the License Agreement not amended by this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, and intending to be bound hereby, each Party has caused this Agreement to be signed by its duly authorized representative.

OXiGENE, INC.	ACTIVE BIOTECH AB

By: /s/ Frederick W. Driscoll	By: /s/ Sven Andreasson

Name: Frederick W. Driscoll	Name: Sven Andreasson

Title: President & CEO	Title: President & CEO

Date: 12/03/02	Date:

Page: 3 (4)

Annex 1

LICENSED PATENTS

1.	U.S. Patent Application No. 08/807,497, filed by Ronald W. Pero et al, entitled “Use of Aryl N-Substituted Carboxamides To Kill Tumors” (C&D Docket 49989A).

2.	Canadian Patent Application No, 2,248,109, filed by Ronald W, Pero et al., entitled “Use of Aryl N-Substituted Carboxamides to Kill Tumors” (C&D Docket 49989A).

3.	European Patent Application No. 97/915884.7, filed by Ronald W. Pero et al., entitled “Use of Aryl N-Substituted Carboxamides to Kill Tumors” (C&D Docket 49989A).

4.	Japanese Patent Application No. 09-531993, filed by Ronald W. Pero et al., entitled “Use of Aryl N-Substituted Carboxamides to Kill Tumors” (C&D Docket 49989A).

5.	U.S. Patent No. 6,028,111, filed by Ronald W. Pero and David Chaplin, entitled “Compositions and Use of Benzamides and Nicotinamides as Anti-Inflammatory Agents” (C&D Docket 49989B/C).

6.	Canadian Patent Application No. 2,248,125, filed by Ronald W, Pero and David Chaplin, entitled “Compositions and Use of Benzamides and Nicotinamides as Anti-inflammatory Agents” (C&D Docket 49989B/C).

7.	European Patent Application No. 97/908038,9, filed by Ronald W. Pero and David Chaplin, entitled “Compositions and Use of Benzamides and Nicotinamides as Anti-inflammatory Agents” (C&D Docket 49989B/C).

8.	Japanese Patent Application No. 09-531937, filed by Ronald W. Pero And David Chaplin, entitled “Compositions and Use of Benzamides and Nicotinamides as Anti-inflammatory Agents” (C&D Docket 49989B/C).

9.	U.S. Patent No. 6,100,299, filed by Ronald W. Pero, entitled “N-Acetyl 3-Chloroprocainamide, Acid Addition Salts Thereof, And Methods of Use” (C&D Docket 49989D).

10.	Canadian Patent Application No. 2,334,788, filed by Ronald W, Pero, entitled “N-Acetyl 3-Chloroprocainamide, Acid Addition Salts Thereof, And Methods of Use” (C&D Docket 49989D).

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12.	Japanese Patent Application No. 2000-553056, granted to Ronald W. Pero et al. entitled “N-Acetyl 3-Chloroprocainamide, Acid Addition Salts Thereof, And Methods of Use” (C&D Docket 49989D).

13.	US Patent No. 5,340,565, filed by Ronald W. Pero, entitled ‘Tumor or Cancer Cell Killing Therapy and Agents Useful Therefor” (C&D Docket 26151).

14.	Canadian Patent No. 1,336,409, filed by Ronald W. Pero., entitled “Tumor or Cancer Cell Killing Therapy and Agents Useful Therefor” (C&D Docket 26151).

15.	Danish Patent Application No. 4746/88, filed by Ronald W. Pero, entitled “Tumor or Cancer Cell Killing Therapy and Agents Useful Therefor” (C&D Docket 26151).

16.	European Patent No. 0,305,008, filed by Ronald W. Pero, entitled “Tumor or Cancer Cell Killing Therapy and Agents Useful Therefor” (C&D Docket 26151).

17.	Irish Patent No. 87525, filed by Ronald W. Pero, entitled “Tumor or Cancer Cell Killing Therapy and Agents Useful Therefor” (C&D Docket 26151).

18.	Japanese Patent No, 2,767,590, filed by Ronald W. Pero, entitled “Tumor or Cancer Cell Killing Therapy and Agents Useful Therefor” (C&D Docket 26151).

19.	US Patent No. 5,561,161, filed by Ronald W. Pero, entitled “Methods of Administering and Pharmaceutical Formulations Containing N-Substituted Benzamides And/Or Acid Addition Salts Thereof” (C&D Docket 45165).

20.	Japanese Patent Application No, 6-259363, filed by Ronald W. Peso, entitled “Methods of Administering N-Substituted Benzamides or Phenothiazines” (C&D Docket 45165).